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EXHIBIT 99.1


                 ONTRO, INC. TO APPEAL NASDAQ DE-LISTING NOTICE


         POWAY, CA August 2, 2002 / PRNewswire --- Ontro, Inc. (Nasdaq: ONTR) a California developer of the patented technology for producing fully contained, self-heating containers, today announced that on July 31, 2002, it had been notified by the Nasdaq Listing Investigations Department (the "Staff") that its securities would be de-listed from the Nasdaq SmallCap Market (the "Nasdaq"). The Staff's determination to de-list the Company's securities is based upon its allegation that there are public interest and investor protection concerns under the NASD Marketplace Rules 4300 and 4330(a)(3) that the Company's largest shareholder and certain persons allegedly affiliated with it are able to exert direct or indirect influence over the Company's operations.

         The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") to appeal the Staff's determination. Pursuant to NASD Rule 4820(a), a request for a hearing will stay the scheduled de-listing of the Company's securities pending the Panel's determination.

         NASD Rule 4820(a) allows the Company to request an oral hearing before the Panel to appeal the Staff's determination. The time and place of such a hearing will be determined by the Panel. If the Panel does not grant the relief that the Company will request at the oral hearing, the Company's securities could be de-listed from the Nasdaq without further notice. Should the Company's securities cease to be listed on the Nasdaq, the Company's securities may continue to be listed on the Over-the-Counter Bulletin Board Market.

         James A. Scudder, President and CEO stated, "The Staff 's decision was based on the direct and indirect involvement and influence of Rafi Khan through his association with Ontro and Ontro's largest shareholder, Aura (Pvt.) Ltd. The Staff stated that Rafi Khan's substantial regulatory history led it to make its determination.

         "Ontro takes this determination very seriously, though it does not agree with the Staff's conclusion to de-list our securities. Notwithstanding that position, the Company is working diligently with funding sources to present a plan to allay the Staff's concerns."



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ABOUT ONTRO

         Ontro, Inc., founded in 1994 to engage in the research and development of integrated thermal containers, has been focused primarily to date developing self-heating containers for beverages and soups for major food manufacturers who have expressed interest in marketing their brands using Ontro's technology.

           FOR MORE INFORMATION VISIT ONTRO'S WEBSITE AT WWW.ONTRO.COM

SAFE HARBOR
EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE INVOLVE FORWARD-LOOKING STATEMENTS, AND INVOLVE PROJECTIONS OF FUTURE EVENTS AND OCCURRENCES THAT ARE SUBJECT TO MANY RISKS AND UNCERTAINTIES. THESE RISKS AND UNCERTAINTIES INCLUDE BUT ARE NOT LIMITED TO ONTRO'S CONTINUED LISTING OF ITS SECURITIES ON THE NASDAQ SMALLCAP MARKET AS WELL AS ONTRO'S ABILITY TO RAISE ADDITIONAL FUNDS FOR CONTINUING OPERATIONS. SUCH RISKS ALSO INCLUDE THOSE REFERENCED IN THE COMPANY'S MOST RECENT QUARTERLY REPORT ON FORM 10-QSB, AND ITS MOST RECENT ANNUAL REPORT ON FORM 10-KSB, AS WELL AS THOSE REFERENCED IN THE COMPANY'S OTHER PUBLIC REPORTS AND ANNOUNCEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED HEREIN. SUCH FORWARD-LOOKING STATEMENTS REPRESENT THE COMPANY'S JUDGMENT AS OF THE DATE OF THIS RELEASE. THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE OR OTHER FORWARD-LOOKING STATEMENTS.


Contact:          James A. Scudder, President or
                  Kevin A. Hainley, Chief Financial Officer
                  Ontro, Inc.
                  (858)  486-7200